UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/19/2008

HouseValues, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51032

Washington	91-1982679
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

11332 NE 122nd Way, Kirkland WA 98034
(Address of principal executive offices, including zip code)

425-952-5500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 19, 2008, the Compensation Committee approved the HouseValues, Inc. 2008 Management Bonus Plan (the "Plan"), which provides for cash bonuses to executive officers upon achievement of specified performance goals. For 2008, the performance metrics for the Plan relate to revenue and "Adjusted EBITDA," a non-GAAP measure defined as earnings before net interest, taxes, depreciation, amortization, stock-based compensation, impairment charges and equity in loss from investee. Bonus targets for 2008 are based on a percentage of base salary for each executive officer who continues to be employed by the Company, ranging from 29% to 39% of base salary if the Adjusted EBITDA and Revenue plan is met, and from 80% to 100% of base salary if the top-level Adjusted EBITDA and Revenue target is met. If the Company's performance falls between plan and top-level target, bonus targets will fall between those percentages set forth above. The Compensation Committee will assess Plan achievement for each executive officer and may modify awards or award vehicles and differentiate between executives in their discretion. Executives will not receive a bonus under the Plan if less than 100% of the Plan target is met. For 2008, the Company's executive officers have agreed to lower than historical bonuses at target, similar to 2007.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HouseValues, Inc.

Date: February 22, 2008	By:	/s/ Jacqueline Davidson
Jacqueline Davidson
VP of Finance